Exhibit 99.1

Jounce Therapeutics Reports First Quarter 2020 Financial Results

- Updating guidance on EMERGE and SELECT Phase 2 trials due to COVID-19 -
- Announcing CCR8 as JTX-1811 target; new preclinical data to be presented at the AACR 2020 June virtual meeting -
- Ended the quarter with $148.6 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., May 6, 2020 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the first quarter ended March 31, 2020 and provided a corporate update.

“The start to 2020 has been marked by unprecedented times as the impact of the ongoing COVID-19 pandemic has been felt globally. Through this challenging environment, Jounce remains committed to driving our novel science forward as we work hard to bring long-lasting benefit to cancer patients with critical unmet needs and I am proud of our team’s strength and commitment during this time,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “Though both the enrollment of the EMERGE Phase 2 trial and initiation of the SELECT Phase 2 trial have been modestly impacted by COVID-19, we are dedicated to the continued advancement of vopratelimab while simultaneously keeping the safety of our patients, employees and clinical collaborators at the forefront of our work. We look forward to executing on our milestones as we work diligently to progress our pipeline of clinical and preclinical programs.”

Pipeline Update:
Clinical Programs: Vopratelimab and JTX-4014
Jounce currently expects a modest delay of approximately 2 to 3 months to both EMERGE interim analysis and initiation of the SELECT clinical trial due to COVID-19.
•Phase 2 EMERGE trial interim analysis data: EMERGE trial enrollment of patients with non-small cell lung cancer (NSCLC) who have progressed on or after both a platinum-based regimen and a PD-1 or PD-L1 inhibitor is expected to be complete mid-year 2020, and per protocol, will include at least 18 weeks of clinical plus biomarker data from all evaluable patients. The interim analysis will be conducted approximately 6 months after the last patient is enrolled and as such has shifted into early 2021.
•Phase 2 SELECT trial initiation: Preparations continue for the initiation of the randomized SELECT trial to evaluate vopratelimab in combination with JTX-4014, a PD-1 inhibitor, versus JTX-4014 alone in PD-1 inhibitor naive TISvopra biomarker selected patients in second line NSCLC. Jounce expects to enroll approximately 75 patients, outside the U.S. Despite the approximate 2 to 3 month delay to initiate the trial due to COVID-19, Jounce still expects to report clinical data in 2021.
•Identified TISvopra predictive biomarker for Phase 2 SELECT trial: In February 2020, Jounce presented new data identifying the predictive biomarker associated with vopratelimab patient selection, known as TISvopra, a baseline RNA signature with a threshold optimized for the prediction of the emergence of ICOS hi CD4 T cells which is expected to predict for both vopratelimab and PD-1 activity.

Pre-Clinical Program: JTX-1811
•Announced CCR8 as the JTX-1811 target: CCR8 is a chemokine receptor enriched on intra-tumoral T regulatory cells. CCR8 was one of Jounce’s top choices of T regulatory targets stemming from its systematic interrogation of the tumor microenvironment using its discovery engine. JTX-1811, the next potential first-in-class development program, is a monoclonal antibody designed to selectively deplete immuno-suppressive T regulatory cells. When JTX-1811 binds to CCR8, it targets the T regulatory cells for depletion by enhanced antibody-dependent cellular cytotoxicity. Jounce will present new preclinical data at the second portion of the virtual 2020 American Association for Cancer Research (AACR) annual meeting being held June 22-24 and expects to file an Investigational New Drug (IND) application in the first half of 2021.

Corporate Update:
•COVID-19 and Jounce operations: Amid the ongoing COVID-19 pandemic, Jounce has taken key precautions in line with guidance from public health officials to ensure the health and safety of its employees, patients enrolled in clinical trials, investigators and clinical collaborators. Critical research lab work continues on site, while non-laboratory employees are working remotely.

First Quarter 2020 Financial Results:
•Cash position: As of March 31, 2020, cash, cash equivalents and investments were $148.6 million, compared to $170.4 million as of December 31, 2019. The decrease in cash, cash equivalents and investments was primarily due to operating expenses incurred during the period.
•License and collaboration revenue: We did not recognize any license and collaboration revenue in the first quarter of 2020. License and collaboration revenue recognized during the first quarter of 2019 was comprised solely of non-cash revenue recognition related to the original strategic collaboration with Celgene which ended in July 2019.
•Research and development expenses: Research and development expenses were $19.6 million for the first quarter of 2020, compared to $17.3 million for the same period in 2019. The increase in research and development expenses was primarily due to increased external clinical and regulatory costs associated with the EMERGE and SELECT clinical trials and increased employee compensation costs, partially offset by decreased IND-enabling expenses.
•General and administrative expenses: General and administrative expenses were $7.5 million for the first quarter of 2020, compared to $7.2 million for the same period in 2019. The increase in general and administrative expenses was primarily due to increased professional service fees.
•Net loss: Net loss was $26.4 million for the first quarter of 2020, resulting in basic and diluted net loss per share of $0.78. Net loss was $12.4 million for the same period in 2019, resulting in a basic and diluted net loss per share of $0.38. The increase in net loss and net loss per share was primarily attributable to a decrease in license and collaboration revenue and an increase in operating expenses.

Financial Guidance:
Based on its current operating and development plans, Jounce continues to expect gross cash burn on operating expenses and capital expenditures for the full year 2020 to be approximately $80.0 million to $95.0 million.
Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the end of 2021.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 4044098. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics:
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce has three development-stage programs, two of which are clinical-stage, vopratelimab, a monoclonal antibody that binds to and activates ICOS, and JTX-4014, a PD-1 inhibitor intended for combination use with Jounce’s broader pipeline. Vopratelimab is currently being assessed in a Phase 2 clinical trial, EMERGE, and a biomarker trial using TISvopra for patient selection, SELECT, to assess vopratelimab in combination with JTX-4014 will be initiated in the second half of 2020. The next development candidate to emerge from Jounce’s Translational Science Platform is JTX-1811, a monoclonal antibody designed to selectively deplete T regulatory cells in the tumor microenvironment. JTX-1811 is currently in IND-enabling activities. In addition, Jounce has exclusively licensed worldwide rights to JTX-8064, a LILRB2 receptor antagonist, to Celgene Corporation, a wholly-owned subsidiary of Bristol-Myers Squibb Company. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, operating expenses and capital expenditures; the timing, progress, results and release of data for clinical trials of vopratelimab and JTX-4014; identification, selection and enrollment of patients for Jounce’s clinical trials; the timing and release of JTX-1811 data; and the timing, progress and results of preclinical studies for Jounce’s product candidates, including JTX-1811, and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “goal,” “expect,” “plan,” “on track,” “will” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of further delaying enrollment and completion of Jounce’s ongoing clinical trials, delaying timelines or data disclosures and regulatory submissions for its product candidates; Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials and research and development activities; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue:
License and collaboration revenue—related party	$—	$10,981
Operating expenses:
Research and development	19,646	17,280
General and administrative	7,539	7,192
Total operating expenses	27,185	24,472
Operating loss	(27,185)	(13,491)
Other income, net	750	1,126
Loss before provision for income taxes	(26,435)	(12,365)
Provision for income taxes	8	12
Net loss	$(26,443)	$(12,377)
Net loss per share, basic and diluted	$(0.78)	$(0.38)
Weighted-average common shares outstanding, basic and diluted	34,029	32,959

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	March 31,	December 31,
	2020	2019
Cash, cash equivalents and investments	$148,574	$170,444
Working capital	$138,064	$159,297
Total assets	$182,950	$205,882
Total stockholders’ equity	$152,544	$174,593

Investor and Media Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com